Exhibit 99.1

Aoxin Tianli Group, Inc. Completes $7.2 Million Private Placement

WUHAN CITY, China, August 21, 2014 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a diversified company with businesses in hog farming and electro-hydraulic servo-valves manufacturing and marketing, today announced that the Company has completed a $7.2 million private placement of its common stock (the “Offering”) to Hubei Aoxin Science and Technology Group Co., Ltd (“Hubei Aoxin”). Established in 2009 as a PRC corporation, Hubei Aoxin is a wholly owned subsidiary of Aoxin Holdings Co. Ltd. (“Aoxin”), a diversified holding company whose main business is in industrial park development and operations. Mr. Ping Wang, Aoxin Tianli’s Chairman and Chief Executive Officer, is a major shareholder and Chairman of Aoxin.

Pursuant to a Regulation S Subscription Agreement executed on August 18, 2014, the Company issued and sold 3 million shares of its common stock (the “Shares”) to Hubei Aoxin for an aggregate consideration of $7.2 million, or $2.40 per share. The offering price represents an approximately 24% premium over the closing price of $1.93 on August 15, 2014. Upon completion of the Offering, the Company had 25,211,000 common shares outstanding, of which Hubei Aoxin owns approximately 11.9%. As a condition of the Offering, Hubei Aoxin agreed not to sell the Shares for 12 months and thereafter at not less than $2.40 per share.  The Company intends to use the proceeds from this Offering and cash on hand to pursue accretive M&A opportunities under the company’s new strategic development plan which was announced last month.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is a diversified company with businesses in hog farming and electro-hydraulic servo-valves manufacturing and marketing. Through its wholly owned subsidiary, Wuhan Fengze Agricultural Science and Technology Development Co., Ltd., the Company engages in breeding, raising and selling breeder and market hogs in China and is developing a distribution channel for its pork products including high-value, black hog meat. Through its 88% owned subsidiary, Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd., the Company also manufactures and markets electro-hydraulic servo-valves and related servo systems and components targeting a wide range of industrial machinery applications such as metallurgy, aerospace, construction & mining, thermal power, petrochemical and defense.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com